SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2006
Waste Management, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12154 (Commission File Number)	73-1309529 (IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)
Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modifications to Rights of Security Holders.
     As discussed in Item 5.03, below, on November 10, 2006, the Board of Directors of Waste Management, Inc. (the “Company”) amended the Company’s Bylaws. The amendments modify the rights of the holders of the Company’s common stock in the election of directors by establishing a majority voting standard for uncontested elections.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On November 10, 2006, the Board of Directors amended the Company’s Bylaws to (i) provide that in uncontested elections, directors shall be elected by a majority of the votes cast with respect to the director and (ii) add a director resignation provision in the case of a so-called failed election. Section 3.2 of the Bylaws previously stated that directors “shall be elected annually, and each such director shall hold office for a term of one year or until his successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.” Section 216 of the General Corporation Law of the State of Delaware provides that, absent a specification in a company’s certificate of incorporation or bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote. The Board of Directors has amended Section 3.2 to specify that directors in uncontested elections shall be elected by a majority vote. Directors in contested elections shall continue to be elected by a plurality of the shares represented and entitled to vote. In the event a director receives less than a majority of the votes cast for his election in an uncontested election, he is required to tender his resignation, and the decision as to whether to accept the resignation shall be made by the Board of Directors upon recommendation by the Nominating and Governance Committee.
     The foregoing description of the amendments to the Company’s Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is attached as Exhibit 3.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
Exhibit 3.1           Amended and Restated Bylaws

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.
Date: November 16, 2006	By:	/s/ Rick L Wittenbraker
Rick L Wittenbraker
Senior Vice President

Exhibit Index

Exhibit Number	Description

3.1	Amended and Restated Bylaws